UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2006

NuWay Medical, Inc.
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(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2603 Main Street, Suite 1150, Irvine, CA 92614
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(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 235-8062

Not Applicable
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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act
 (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the
 Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the
 Exchange Act (17CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 31, 2005, NuWay Medical, Inc., a Delaware corporation (the "Company") executed a Marketing and Licensing Agreement ("M&L Agreement") with IOWC Technologies, Inc., a federally registered Canadian corporation ("IOWC"), and Kenneth Reay Code, ("Code"), an individual (collectively referred to as "BioLargo"). Pursuant to the M&L Agreement the Company, through its wholly-owned subsidiary BioLargo Life Technologies, Inc., a California corporation ("BLTI"), acquired certain rights ("Rights") from BioLargo to develop, market, sell and distribute products that were developed, and are in development, by BioLargo.

In connection with the M&L Agreement, BioLargo assigned to BLTI its rights and obligations pursuant to a license agreement dated October 15, 2004 with BioLargo, LLC (the “License Agreement”). BioLargo, LLC is not an affiliate of BioLargo or the Company. On October 17, 2006 the Company, through BLTI, notified BioLargo LLC in writing that the Company has elected to terminate the License Agreement due to BioLargo LLC’s breaches thereof.

The Company does not believe that the termination of the License Agreement will have a material adverse effect on its business or prospects.

Item 3.02. Material Modification to the Rights of Security Holders.

On October 18, 2006, the Company and Augustine II, LLC, a Delaware limited liability company (“Augustine”), entered into a further amendment to their term loan agreement dated as of June 10, 2003, as amended, pursuant to which the parties have agreed to further extend to May 1, 2007 the maturity date of the Company’s convertible term note in the principal amount of $420,000, issued in favor of Augustine.

Item 8.01. Other Events.

On September 7, 2006, Code, as inventor, and BLTI, as assignee, filed two patent applications with the US Patent and Trademark Office (the “USPTO”).  A third patent application was filed on October 11, 2006 by and for the same parties.

The first application relates to the remediation and improvement of land mass that has been contaminated with microbes such as bacteria, viruses, rickittsiae and fungi. The technology relates to the treatment of ground such as soil and sand with chemicals acting as antimicrobial agents.

The second application relates to the field of antimicrobial protection, particularly antimicrobial activity in close proximity to the bodies of patients, and more particularly in removable materials placed into contact with the bodies of patients.

The third application relates to the field of antimicrobial protection, particularly antimicrobial activity in close proximity to environments that need to be protected from or cleansed of microbial or chemical material that might be of concern. These include closed and open environments

There can be no assurance that any of these patent applications will be granted by the USPTO. Furthermore, the consummation of the assignment of these patent applications to BLTI is subject to the satisfaction of certain conditions, including the approval of certain matters by the Company’s shareholders at the next meeting of shareholders, currently expected to occur in December 2006.

On October 3, 2006, the Company's only holder of preferred stock converted its 399,322 shares of the Company's Class A convertible preferred stock into 399,322 shares of common stock. As a result of this conversion, the Company does not currently have any preferred stock outstanding.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment No. 3 to Term Loan Agreement

10.2	Third Amended and Restated Convertible Term Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2006                  NUWAY MEDICAL, INC.

                     By: /s/ Dennis Calvert
                     Dennis Calvert
                     Chief Executive Officer